EXHIBIT 3.2
OPERATING AGREEMENT
OF
BLOCK FINANCIAL LLC
A DELAWARE LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
     THIS OPERATING AGREEMENT (this “Agreement”) is executed as of January 1, 2008 and made effective at 6:20 a.m. as of the same date by H&R Block Group, Inc., a Delaware corporation, as the sole member of Block Financial LLC, a Delaware limited liability company.
RECITALS
     WHEREAS, H&R Block Group, Inc. desires that this Agreement govern the relationship between H&R Block Group, Inc. and Block Financial LLC, pursuant to the Delaware Limited Liability Company Act (the “Act”).
     NOW, THEREFORE, the terms and conditions under which Block Financial LLC is to be organized and operated are as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. For purposes of this Agreement, and unless the context clearly otherwise indicates, the following capitalized terms shall have the following meanings:
     “Act” – Delaware Limited Liability Company Act, as amended from time to time.
     “Code” — The Internal Revenue Code of 1986, as amended.
     “Company” – Block Financial LLC, a Delaware limited liability company.
     “Member” – H&R Block Group, Inc., as the sole initial member of the Company, and any other person or persons who may subsequently be designated as a member of this Company pursuant to the terms of this Agreement.
     “Membership Interest” — The rights of a Member in distributions and allocations of profits, losses, gains, deductions and credits.

     “Membership Rights” — The rights of a Member, which are comprised of (1) his or her Membership Interest, and (2) his or her right to vote and to otherwise participate in the management and governance of Company.
     “Persons” — Individuals, partnerships, corporations, limited liability companies, unincorporated associations, trusts, estates and any other type of entity.
ARTICLE II
FORMATION
     2.1 Organization. Member acknowledges the formation of the Company as a Delaware limited liability company pursuant to the provisions of the Act.
     2.2 Name. The name of the Company is Block Financial LLC.
     2.3 Principal Place of Business. The Company’s principal place of business is One H&R Block Way, Kansas City, Missouri 64105 or any place or places as Member may from time to time deem advisable.
     2.4 Registered Agent. The registered agent for the Company is The Corporation Trust Company and the business address of the registered agent is Corporation Trust Center, 1209 Orange St., Wilmington, DE 19801. Member may, from time to time, change the registered agent or the registered office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, Member shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.
     2.5 Duration. The duration of the Company is perpetual.
     2.6 Permitted Business. The business of the Company shall be to transact any and all lawful business for which a limited liability company may be organized under the Delaware Limited Liability Company Act, as amended from time to time.
ARTICLE III
CONTRIBUTIONS
     3.1 Initial Contributions. The initial capital contributions to the Company of Member shall be made concurrently with Member’s execution and delivery of this Agreement. Member’s initial capital contribution shall consist of the assets set forth on Exhibit A.
     3.2 Additional Contributions. Member shall not be required to make any additional contributions of capital to the Company, and neither Member nor any Designee shall have any personal liability for any obligations of the Company.

     3.3 Loans. In the event the capital needs of the Company exceed the capital contributions provided by Section 3.1 above, Member may, but shall not be required to, loan additional monies to the Company in amounts and on terms and conditions to be agreed upon by the Company and Member. The Company may also borrow money for its capital needs from any third parties in amounts and on terms and conditions determined by Member.
     3.4 Interest on and Return of Capital Contribution. Member shall not be entitled to interest on any capital contribution, or to a return of any capital contribution, except as specifically provided for herein.
ARTICLE IV
DISTRIBUTIONS
     4.1 Distributions. Cash distributions shall be made in such amounts and at such times as may be determined by Member in its discretion.
     4.2 Limitations on Distributions. No distribution shall be declared or paid unless, after the distribution is made, the Company’s assets exceed the Company’s liabilities. Liabilities to Member on account of his Membership Interest shall not be a Company liability for purposes of this section.
ARTICLE V
RIGHTS AND DUTIES OF MEMBER
     5.1 Management of the Company. The Company shall be managed by Member. Member is the Company’s agent and shall have authority to take all actions, including incurring debt, entering contracts, and acquiring and transferring property, on the Company’s behalf and such actions shall bind the Company. The decisions and actions of the Member shall be carried out by the officers of the Company. The Company shall have such officers as are authorized by the Member. The following individuals shall initially hold the office set opposite his/her name below:

Bennett, Alan M.	President

Nachbor, Jeffrey E.	Senior Vice President and Corporate Controller

Shulman, Becky S.	Senior Vice President and Treasurer

Barney, Kathleen E.	Vice President

Ciaramitaro, Mark A.	Vice President

Markey, Julie	Vice President, DTS Sales and Distribution

Webb, R. Douglas	Assistant Vice President and Assistant Secretary

Wilson, Bret G.	Secretary

Somora, Andrew J.	Assistant Secretary

Hart, Bradley	Assistant Treasurer

Karlin, James E.	Assistant Treasurer

Phillips, Thomas	Assistant Treasurer

     5.2 Liability of Member. Member shall not be liable for the Company’s liabilities, debts or obligations. The failure by the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on Member.
     5.3 Indemnification.
     (a) Member, the Designee(s) and their respective affiliates, stockholders, members, managers, directors, officers, partners, employees, agents and representatives (individually, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of that Indemnitee’s status as any of the foregoing, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) Indemnitee acted in good faith and in a manner the Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this Section 5 shall be made only out of the assets of the Company and Member shall not have any person liability on account thereof.
     (b) Expenses (including reasonable legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 5.1(a) may be advanced, from time to time, by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of Member, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 5.
     (c) The indemnification and advancement of expenses set forth in this Section 5 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Company’s articles of organization, this Agreement, any other agreement, a vote of Member, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by Member. The indemnification and advancement of expenses set forth in this Section 5 shall continue as to a person or entity who has ceased to hold the position giving rise to such indemnification and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a person or entity.
     (d) The Company may purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against an Indemnitee and incurred by an Indemnitee in such capacity, or arising out of such Indemnitee’s status as aforesaid, whether or not the Company would have the power to indemnify such Indemnitee against such liability under this Section 5.
     5.4 Fiduciary Duties and Obligations. Member shall have no fiduciary duties of loyalty or otherwise with respect to the Company.
ARTICLE VI
TREATMENT FOR TAX PURPOSES
     Pursuant to existing law, the Company will be disregarded as an entity separate from its owner for federal and state income tax purposes.
ARTICLE VII
ACCOUNTING AND RECORDS
     7.1 Records. The Company shall maintain at its principal place of business or such other place as Member may choose, the following:
     (a) a current list of the full name and last-known business, residence, or mailing address of Member, both past and present;
     (b) a copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;
     (c) copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;
     (d) copies of any currently effective written operating agreements, copies of any writings permitted or required under the Act, and copies of any financial statements of the Company for the three most recent years;
     (e) minutes of any member meetings;
     (f) unless contained in this Agreement or any amendment thereto or in a writing permitted or required under the Act, a statement prepared and certified as accurate by the
Member which describes:

     (i) the amount of cash and a description and statement of the agreed value of the other property or services contributed by each member and which each member has agreed to contribute in the future;
     (ii) the times at which or events on the happening of which any additional contributions agreed to be made by each member are to be made;
     (iii) if agreed upon, the time at which or the events on the happening of which a member may terminate his membership in the limited liability company and the amount of, or the method of determining, the distribution to which he may be entitled respecting his membership interest and the terms and conditions of the termination and distribution;
     (iv) any right of a member to receive distributions which include a return of all or any part of a member’s contribution; and
     (v) any written consents obtained from members pursuant to the Act.
ARTICLE VIII
TRANSFER OF MEMBERSHIP INTEREST
     8.1 Transfer. Member may sell, hypothecate, pledge, assign or otherwise voluntarily, during Member’s lifetime or upon his death, transfer any part or all of his Membership Interest or Membership Rights in the Company to any other person. In the event Member transfers his entire Membership Interest, the transferee(s) shall become a member without any further action, unless Member and the transferee agree otherwise.
ARTICLE IX
WITHDRAWAL OF MEMBER
     9.1 Withdrawal of Member. Member has the power to withdraw from the Company at any time.
ARTICLE X
DISSOLUTION AND TERMINATION
     10.1 Events of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:
(a) When the period fixed for the Company’s duration expires;
(b) By Member’s written statement of dissolution; or

(c) By the entry of a decree of judicial dissolution pursuant to the Act.
     10.2 Effect of Filing of Dissolving Statement. As soon as possible following the occurrence of any of the events specified in this section which effect the dissolution of the Company, an appropriate representative of the Company shall execute and file a statement of intent to dissolve in such form as shall be prescribed by the Delaware Secretary of State. Upon the filing with the Delaware Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until articles of dissolution have been filed with the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.
     10.3 Winding Up, Liquidation and Distribution of Assets.
(a) Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. Member shall immediately proceed to wind up the affairs of the Company.
     (b) If the Company is dissolved and its affairs are to be wound up, Member shall (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent they may determine to receive any assets in kind), (2) discharge all liabilities of the Company (other than liabilities to Member), including all costs relating to the dissolution, winding up, and liquidation and distribution of assets, (3) establish such reserves as reasonably may be necessary to provide for contingent liabilities of the Company, (4) discharge any liabilities of the Company to Member other than on account of his interest in Company capital or profits, and (5) distribute the remaining assets to Member:
     (c) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.
     (d) Member shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.
     10.4 Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provision has been made therefor and all of the remaining property and assets have been distributed to Member, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Act.
     10.5 Filing of Articles of Dissolution.

     (a) Duplicate originals of such articles of dissolution shall be delivered to the Delaware Secretary of State.
     (b) Upon the filing of the articles of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. Member shall thereafter be a trustee for creditors of the Company and as such shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.
     10.6 Responsibility. Upon dissolution, Member shall look solely to the assets of the Company for the return of his Capital Contribution. The winding up of the affairs of the Company and the distribution of its assets shall be conducted by Member who is hereby authorized to take all actions necessary to accomplish such distribution, including, without limitation, selling any Company assets he deems necessary or appropriate to sell.
ARTICLE XI
GOVERNING LAW
     11.1 Governing Law. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights, duties, obligations and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the State of Missouri.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1 Assignment. This Agreement shall be binding upon, and inure to the benefit of, all parties hereto, their personal and legal representatives, guardians, successors, and assigns to the extent, but only to the extent, that assignment is provided for in accordance with, and permitted by, the provisions of this Agreement.
     12.2 No Limit on Personal Activities. Nothing herein contained shall be construed to limit in any manner Member or his respective agents, servants, and employees, in carrying out his separate businesses or activities.
     12.3 Gender and Headings. Throughout this Agreement, where such meanings would be appropriate (a) the masculine gender shall be deemed to include the feminine and the neuter and vice versa, and (b) the singular shall be deemed to include the plural and vice versa. The headings herein are inserted only as a matter of convenience and reference, and in no way define or describe the scope of the Agreement or the intent of any provisions thereof.
     12.4 Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. In the event there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which

Member or the Company have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to conform with said requirement of law. In the event that any part, article, section, paragraph or clause of this Agreement shall be held to be indefinite, invalid, or otherwise unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.
     12.5 Membership Interest. Member hereby covenants, acknowledges and agrees that the Membership Interest in the Company shall for all purposes be deemed personalty and shall not be deemed realty or any interest in the assets or property owned by the Company.
     12.6 Not For Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations between Member and the Company. This Agreement is not intended for the benefit of creditors and does not grant any rights to or confer any benefits on creditors or any other person who is not a Member of the Company.
     12.7 Amendment. Amendments to this Agreement and the Articles of Organization shall be effective upon approval in writing by Member.
     IN WITNESS WHEREOF, Member has executed or caused this Agreement to be executed on the date first set forth above.

MEMBER:

H&R BLOCK GROUP, INC.

By:	/s/ Bret G. Wilson Bret G. Wilson
President

EXHIBIT 3.2
EXHIBIT A
INITIAL CAPITAL CONTRIBUTION
100 shares of stock held by the Member in Block Financial Corporation prior to its conversion